EXHIBIT 10.30

NATIONAL MEDICAL HEALTH CARD
CORPORATE INCENTIVE PLAN
SUMMARY PLAN DESCRIPTION
FY 2007
Table of Contents

Introduction	2

Section 1: Award Levels	2

Section 2: Calculation of Award	2

1. Individual Performance Element	3
2. Net Income Element	3
3. Gross Profit	4

Section 3: Definitions	5

Section 4: Eligibility	5

Section 5: Award Payments	6

Section 6: General Provisions	6

FY 2007 CORPORATE INCENTIVE PLAN
Introduction
At National Medical Health Card (“the Company”), we believe associates can make a difference in overall corporate performance and in the achievement of our strategic initiatives. The Corporate Incentive Plan (the “CIP” or the “Plan”) is designed to reward Associates for performance that significantly contributes to our growth and financial success.
All management associates at NMHC play a critical role in assisting the Company in achieving the financial goals expected by our shareholders. Our investors provide us with the necessary capital to operate the Company anticipating a sufficient return on the dollars invested. If we achieve our goals and meet shareholders expectations, we should share in the financial success. Likewise, if we fail to meet our objectives, we should share in the same financial shortfall as our investors. We have designed the Plan so that good management efforts resulting in financial success is aligned in the best interest of our shareholders.
The 2007 Plan is designed to reward three important elements of performance: (1) Individual Performance (2) Net Income and (3) Gross Profit.
The following is a summary of the Plan.
Section 1: Award Levels
Target bonus award levels, expressed as a percent of eligible compensation for professional levels of Manager and above are based on considerations of affordability, internal equity and market positioning with peer companies. Target award levels are subject to review annually to assure conformance of NMHC’s compensation strategy and market conditions.
No award will be paid if threshold requirements for that element are not met. Awards will never exceed maximum. No bonus award, for any element, will be paid in the event the Company does not report positive Net Income.
Your Target Corporate Incentive Bonus for FY 2007 is described in your Total Compensation Statement, provided under separate cover.
Section 2: Calculation of Award
The Plan has been linked to correspond directly to our business goals for Fiscal Year 2007. Award results for each element will be calculated and added together to represent your 2007 Bonus Award as illustrated in Table 1.

FY 2007 CORPORATE INCENTIVE PLAN
Table 1

Measures	Weight	Threshold	Target	Maximum
Individual Performance	30%	0%	100%	120%
Net Income	50%	$9,957	$12,447	$14,936
Gross Profit	20%	$77,712	$97,141	$116,569
1. Individual Performance Element
Individual Performance, based on meeting your personal goals and objectives, is a hallmark of our corporate culture. We base 30% of your overall bonus on your individual performance results, as determined by your managers. Awards for individual performance are granted from a fixed budget for each business unit and will range generally from 80% to 100% of target, within an overall range of zero to 120% of target. As long as the company is profitable, the Individual Performance bonus will be paid, regardless of Company financial performance measures for the fiscal year. This feature of the plan is designed to recognize individual contributions and to provide a bonus opportunity, even if the Company fails to meet its financial objectives.
Awards for this element are based on a “zero-sum” model, and can be subject to forced distribution requirements.
2. Net Income Element
A portion of your total target bonus will be based on the Company’s financial performance, as measured by Net Income (excluding the expensing of stock options and related taxes). Senior management has established threshold, target and maximum levels for Net Income. Table 2 illustrates the relationship of financial results to the Net Income financial performance element; award levels will be interpolated for performance between threshold, target and maximum levels.
Awards under this element will range from 50% of target for business results equal to 80% of the FY 2007 business plan to 150%. No award will be paid for this element for business results less than 80% of the Plan.
Table 2

	Net Income (% of Plan)	Net Income Element Award
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%
Example	110%	125%

FY 2007 CORPORATE INCENTIVE PLAN
3. Gross Profit Element
Twenty percent of your bonus will be based on the Company’s Gross Profit. Senior management has established threshold, target and maximum levels for Gross Profit. Table 3 illustrates the relationship of financial results to the Gross Profit financial performance element; award levels will be interpolated for performance between threshold, target and maximum levels.
Awards under this element will range from 50% of target for business results equal to 80% of the FY 2007 business plan to 150%. No award will be paid for this element for business results less than 80% of the Plan.
Table 3

	Gross Profit (% of Plan)	Gross Profit Element Award
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%
Example	90%	75%
Example of Total Bonus Opportunity
Assumptions:
à	Eligible Earnings $75,000

à	Total Target Incentive = 10%

à	Individual Performance = 100%

à	Net Income = $12,290

à	Gross Profit = $116,569

			Element
	Target %	Target $	Award	Award $
Individual Performance	30%	$2,250	100%	$2,250
Net Income	50%	$3,750	93.7%	$3,513.75
Gross Profit	20%	$1,500	150%	$2,250
Total	100%	$7,500	107%	$8,013.75

FY 2007 CORPORATE INCENTIVE PLAN
Section 3: Definitions
The following terms have been defined for the purpose of clarification:
à	Actively Employed: Period of time an Associate is employed. Does not include Associates who are on medical leave or workers compensation.

à	Bonus Award: The sum of awards earned under the elements of the Plan: Individual Performance, Net Income and Gross Profit.

à	Bonus Target: The percent of Eligible Compensation representing the Bonus Award for performance equal to Plan (i.e. Individual Performance plus Net Income plus Gross Profit equal to Plan).

à	Determination Date: The date on which your target and business unit is fixed for calculation of the Bonus Award. The Determination Date is June 1st of the Plan Year. Your bonus will be based on your target bonus percent, as in effect on June 1st, 2007.

à	Net Income: As reported in NMHC’s SEC filings, Gross Sales minus taxes, interest, depreciation, and other expenses excluding special, non-recurring charges. For purposes of the Plan, Net Income results are reviewed and approved by the compensation committee of the Board of Directors.

à	Eligible Compensation: The following types of earnings, paid during the Plan Year, are included as eligible compensation: base pay, non-exempt overtime, holiday, vacation, FTO, and shift differential, as applicable. All other forms of pay are not considered eligible compensation

à	Participant: An Associate who has met the eligibility criteria outlined in accordance with Section 4.

à	Plan: The 2007 Corporate Incentive Plan as outlined in this Summary Plan Description.

à	Plan Year: The fiscal year beginning July 1, 2006 and ending June 30, 2007.
Section 4: Eligibility
All employees in professional levels of Manager and above are eligible to participate in the Plan, except:
à	Associates who participate in any sales-based or other specific incentive compensation plan, or

à	Non-exempt Member Relation Associates who participate in the Member Relation Incentive Plan, or

à	Consultants, Contract and Temporary Associates
The bonus Award for any Associate who begins employment with the Company after the beginning of the Plan Year shall be pro-rated based on the amount of eligible earnings earned during the Plan Year. An Associate who begins employment on or after April 2, 2007 is not eligible to participate in the Plan for that Plan Year.

FY 2007 CORPORATE INCENTIVE PLAN
An Associate who terminates or is terminated for any reason during the Plan Year is not eligible to receive an award.
Part-Time Associates are eligible for participation based on their Target Bonus at the Determination Date and the amount of eligible compensation earned during the Plan Year.
Associates who are on medical leave of absence such as disability, or workers compensation are eligible for a bonus award. Bonus calculations will be based on eligible compensation earned while Associate is Actively Employed.
To be eligible to receive any award under the Plan, the Associate must be considered in good standing as that term is defined by the Company in its sole discretion.
Section 5: Award Payments
Awards will be paid, generally, during the first quarter following the Plan Year, subject to the availability of all required performance results.
All bonus awards payable under the Plan are subject to all required withholding income tax and such other taxes as may be required.
Associates must be employed at the time of payment.
Fidelity 401(k) Plan deductions will be withheld at the same percentage as elected for normal paychecks, and will be eligible for NMHC’s Company Match, up to the 401(k) Plan limits.
Section 6: General Provisions
The company reserves the right to amend the Plan from time to time and to terminate this Plan at any time solely in its discretion.
Nothing contained herein shall be construed to confer on the Participant any right to continue as an Associate of the Company or to derogate from any right of the Company to request the resignation or discharge the Participant, or to lay off or require a leave of absence of the Participant, with or without pay, at any time, with or without cause or notice.
These guidelines should not be construed as a contract between NMHC and any Associate. No Manager or other representative of the Company (other than the Chief Executive Officer) has the authority to make any representations, promises or commitments to any associate regarding incentive amounts different from or contrary to the formula set forth in this Summary Plan Description. Further, no such representations made by the Chief Executive Officer shall be binding on the

FY 2007 CORPORATE INCENTIVE PLAN
Company or enforceable, unless they are in writing, and signed by the respective Associate and the Chief Executive Officer.
The Chief Executive Officer shall have full authority to interpret the Plan, to establish and amend rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan.